Exhibit (a)(5)(B)

Contact:	Tina L. Betlejewski

      704-752-4454

    Email: investor@spx.com

SPX ANNOUNCES RESULTS OF ITS OFFER TO PURCHASE LYONS

DUE MAY 9, 2021

CHARLOTTE, NC – May 12, 2003 – SPX Corporation (NYSE: SPW) today announced the results of its offer to purchase Liquid Yield Option™ Notes (Zero Coupon-Senior) due May 9, 2021 (the “LYONs”). The holders’ option to surrender their LYONs for repurchase expired at 5:00 p.m., New York City time, on May 9, 2003.

SPX has been advised by the depositary, The Chase Manhattan Bank, that $387.4 million in aggregate principal amount at maturity of LYONs were validly surrendered for purchase and not withdrawn and SPX has purchased all of such LYONs. This leaves $27.6 million in aggregate principal amount at maturity or 6.7% of the issue outstanding. The purchase price for the LYONs is $611.63 in cash per $1,000 in principal amount at maturity. The aggregate purchase price for all of the LYONs validly surrendered for purchase and not withdrawn is $236.9 million. Settlement will be made with cash on hand.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology and service solutions. The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the company’s public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The safe harbor for forward-looking statements, however, does not apply to forward-looking statements made in connection with a tender offer, including LYONs holders’ right to surrender LYONs for purchase.

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